Exhibit 99.1

ARKO Corp. Reports Third Quarter 2023 Results

ARKO Corp. (Nasdaq: ARKO) (“ARKO” or the “Company”), a Fortune 500 company and one of the largest convenience store operators in the United States, today announced financial results for the quarter ended September 30, 2023.

Third Quarter 2023 Key Highlights1

•
Net income for the quarter was $21.5 million, compared to $25.0 million for the prior year quarter.
•
Adjusted EBITDA for the quarter was $91.2 million, compared to $99.5 million for the prior year quarter, primarily due to reduced fuel contribution at same stores, with retail cents per gallon (“CPG”) of 40.3 in the current quarter compared to retail CPG of 44.8 in Q3 2022.
•
Same store merchandise sales excluding cigarettes increased 1.0% for the quarter compared to the prior year period; same store merchandise sales for the quarter increased 0.1% compared to the prior year period, and were impacted by approximately $2 million in increased loyalty investments in customer acquisition related to expanding membership in the fas REWARDS® loyalty program, other loyalty promotions, and growth in the total loyalty membership base - a long-term goal of the Company. This caused a reduction in same store merchandise sales of approximately 0.4%, and same store merchandise sales excluding cigarettes of approximately 0.6%.
•
Merchandise gross profit contribution grew by $21.8 million for the quarter, or 15.7%, as compared to the prior year period.
•
Merchandise margin expanded, increasing approximately 50 basis points to 31.7% for the quarter compared to 31.2% for the prior year period, due to execution of key marketing and merchandising initiatives.
•
Total retail gallons increased 14.8% in Q3 2023 compared to Q3 2022.

Other Key Highlights

•
The Company closed its 25th acquisition, marking five closed acquisitions since the beginning of Q3 2022, increasing the total number of locations by approximately 720.
•
Added more than 365,000 enrolled fas REWARDS® members during Q3 2023, while offering a special $10 enrollment promotion commencing in mid-May 2023 through September 2023. As of the end of Q3, 2023, the Company had 1.85 million total enrolled fas REWARDS® members, representing a 50% increase in enrolled members since the end of Q3 2022.

•
Announced the expansion of the executive ranks at our subsidiary, GPM Investments, LLC (“GPM”), with the hiring of Richard Guidry as GPM’s Senior Vice President of Food Service, who was hired to expand its food strategy and scale it to the Family of Community Brands.
•
Current available liquidity for future acquisitions of more than $2 billion, including cash, lines of credit and availability under the Oak Street program agreement.

•
ARKO Corp.’s Board of Directors declared a quarterly dividend of $0.03 per share of common stock to be paid on December 1, 2023, to stockholders of record as of November 17, 2023.

“I am very pleased with our third quarter performance, which we believe compares favorably to what was a strong prior year quarter,” said Arie Kotler, Chairman, President and Chief Executive Officer of ARKO. “In the third quarter, our entire team continued to execute on our three key marketing and merchandise pillars including, significantly expanding the number of enrolled members in our fas REWARDS loyalty program, which we designed to enhance our relationship with our customers and provide them with extraordinary value. We continue to implement the ARKO way in the five acquisitions closed over the last year, adding merchandise assortment and growing sales in these stores’ core destination categories while capturing synergies. Our retail fuel margin was lower than the prior year quarter’s elevated fuel margins, which we expected, and we continue to execute our strategy of optimizing retail fuel gross profit dollars.”

1 See Use of Non-GAAP Measures below.

Third Quarter 2023 Segment Highlights

Retail

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
	(in thousands)
Fuel gallons sold	300,796	262,010	843,286	754,811
Same store fuel gallons sold decrease (%) [1]	(5.3%)	(9.7%)	(4.5%)	(8.0%)
Fuel margin, cents per gallon [2]	40.3	44.8	38.7	41.3
Merchandise revenue	$506,425	$445,822	$1,391,274	$1,244,558
Same store merchandise sales increase (decrease) (%) [1]	0.1%	0.7%	1.4%	(1.8%)
Same store merchandise sales excluding cigarettes increase (%) [1]	1.0%	4.3%	3.9%	2.0%
Merchandise contribution [3]	$160,726	$138,892	$438,349	$378,448
Merchandise margin [4]	31.7%	31.2%	31.5%	30.4%

[1] Same store is a common metric used in the convenience store industry. We consider a store a same store beginning in the first quarter in which the store had a full quarter of activity in the prior year. Refer to Use of Non-GAAP Measures below for discussion of this measure.

[2] Calculated as fuel revenue less fuel costs divided by fuel gallons sold; excludes the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.

[3] Calculated as merchandise revenue less merchandise costs.

[4] Calculated as merchandise contribution divided by merchandise revenue.

The table below shows financial information and certain key metrics of recent acquisitions in the Retail Segment that do not have comparable information for the prior periods.

	For the Three Months Ended September 30, 2023
	Pride [1]	TEG [2]	Uncle's (WTG) [3]	Speedy [4]	Total
	(in thousands)
Date of Acquisition:	Dec 6, 2022	Mar 1, 2023	Jun 6, 2023	Aug 15, 2023
Revenues:
Fuel revenue	$73,019	$104,850	$21,927	$3,138	$202,934
Merchandise revenue	16,078	39,776	9,625	1,400	66,879
Other revenues, net	1,386	1,391	203	23	3,003
Total revenues	90,483	146,017	31,755	4,561	272,816
Operating expenses:
Fuel costs	65,818	96,593	18,797	2,798	184,006
Merchandise costs	10,523	27,218	6,258	949	44,948
Store operating expenses	10,152	18,373	5,147	696	34,368
Total operating expenses	86,493	142,184	30,202	4,443	263,322
Operating income	$3,990	$3,833	$1,553	$118	$9,494
Fuel gallons sold	18,486	30,126	5,809	830	55,251
Merchandise contribution [5]	5,555	12,558	3,367	451	21,931
Merchandise margin [6]	34.6%	31.6%	35.0%	32.2%

	For the Nine Months Ended September 30, 2023
	Pride	TEG	Uncle's (WTG) [3]	Speedy [4]	Total
	(in thousands)
Date of Acquisition:	Dec 6, 2022	Mar 1, 2023	Jun 6, 2023	Aug 15, 2023
Revenues:
Fuel revenue	$212,444	$236,052	$28,025	$3,138	$479,659
Merchandise revenue	45,221	92,100	12,471	1,400	151,192
Other revenues, net	4,170	3,122	257	23	7,572
Total revenues	261,835	331,274	40,753	4,561	638,423
Operating expenses:
Fuel costs	191,117	217,210	23,817	2,798	434,942
Merchandise costs	29,906	63,344	8,185	949	102,384
Store operating expenses	30,182	41,949	6,372	696	79,199
Total operating expenses	251,205	322,503	38,374	4,443	616,525
Operating income	$10,630	$8,771	$2,379	$118	$21,898
Fuel gallons sold	55,764	70,183	7,523	830	134,300
Merchandise contribution [5]	15,315	28,756	4,286	451	48,808
Merchandise margin [6]	33.9%	31.2%	34.4%	32.2%

[1] Acquisition of Pride Convenience Holdings, LLC ("Pride")

[2] Acquisition from Transit Energy Group and affiliates ("TEG"); includes only the retail stores acquired in the TEG acquisition.

[3] Acquisition from WTG Fuels Holdings, LLC ("WTG"); includes only the retail stores acquired in the WTG acquisition.

[4] Acquisition of seven Speedy's retail stores.

[5] Calculated as merchandise revenue less merchandise costs.

[6] Calculated as merchandise contribution divided by merchandise revenue.

For the third quarter, retail fuel profitability (excluding intercompany charges by the Company’s wholesale fuel distribution subsidiary, GPM Petroleum LP (“GPMP”)) increased $3.8 million to $121.3 million compared to the prior year period, with resilient fuel margin capture of 40.3 cents per gallon, a decrease of 4.5 cents per gallon for the third quarter of 2023 compared to the prior year period. Same store fuel profit was $99.4 million (excluding intercompany charges by GPMP), compared to $116.1 million for the prior year quarter. This decrease in same store fuel profit was fully offset by approximately $21.7 million incremental fuel profit from recent acquisitions.

Same store merchandise sales excluding cigarettes increased 1.0% for the quarter compared to the third quarter of 2022. Same store merchandise sales increased 0.1% compared to the strong prior year period, which were impacted by increased loyalty investments. Same store sales were positively impacted as revenue from the Company’s six core destination categories (packaged beverages, candy, salty snacks, packaged sweet snacks, alternative snacks and beer) continued to grow. Total merchandise contribution for the quarter increased $21.8 million, or 15.7%, compared to the third quarter of 2022, due to $21.9 million in merchandise contribution from the businesses we acquired in 2023, as well as the Pride Acquisition, and an increase in merchandise contribution at same stores of approximately $1.2 million. Merchandise margin increased 50 basis points, to 31.7% from 31.2% in the third quarter of 2022, primarily due to execution of key marketing and merchandising initiatives.

Wholesale

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
	(in thousands)
Fuel gallons sold – fuel supply locations	205,836	189,537	601,399	563,642
Fuel gallons sold – consignment agent locations	45,365	41,145	127,861	115,138
Fuel margin, cents per gallon[1] – fuel supply locations	6.4	6.9	6.1	7.0
Fuel margin, cents per gallon[1] – consignment agent locations	28.9	32.7	26.9	31.4

[1] Calculated as fuel revenue less fuel costs divided by fuel gallons sold; excludes the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.

The table below shows financial information and certain key metrics of recent acquisitions in the Wholesale Segment that do not have (or have only partial) comparable information for the prior periods.

	For the Three Months Ended September 30, 2023				For the Nine Months Ended September 30, 2023
	Quarles [1]	TEG [2]	WTG [3]	Total	Quarles [1]	TEG [2]	WTG [3]	Total
	(in thousands)
Date of Acquisition:	Jul 22, 2022	Mar 1, 2023	Jun 6, 2023		Jul 22, 2022	Mar 1, 2023	Jun 6, 2023
Revenues:
Fuel revenue	$20,381	$92,575	$2,796	$115,752	$57,708	$214,629	$3,444	$275,781
Other revenues, net	275	645	5	925	863	1,499	6	2,368
Total revenues	20,656	93,220	2,801	116,677	58,571	216,128	3,450	278,149
Operating expenses:
Fuel costs	19,693	88,503	2,556	110,752	55,757	208,282	3,178	267,217
Store operating expenses	493	833	64	1,390	1,430	1,927	81	3,438
Total operating expenses	20,186	89,336	2,620	112,142	57,187	210,209	3,259	270,655
Operating income	$470	$3,884	$181	$4,535	$1,384	$5,919	$191	$7,494
Fuel gallons sold	5,861	31,666	789	38,316	17,304	77,653	1,007	95,964

[1] Acquisition from Quarles Petroleum, Incorporated ("Quarles"); includes only the wholesale business acquired in the Quarles acquisition.

[2] Includes only the wholesale business acquired in the TEG acquisition.

[3] Includes only the wholesale business acquired in the WTG acquisition.

In wholesale, fuel contribution from fuel supply locations (excluding intercompany charges by GPMP) increased by $0.1 million for the quarter compared to the prior year quarter, while margin decreased, primarily due to decreased prompt pay discounts related to lower fuel costs and lower volumes at legacy wholesale sites, which was partially offset by the incremental contribution from recent acquisitions.

Fuel contribution from consignment agent locations (excluding intercompany charges by GPMP) decreased approximately $0.3 million for the quarter compared to the prior year quarter and margin also decreased, primarily due to lower rack-to-retail margins and decreased prompt pay discounts related to lower fuel costs, which was partially offset by the incremental contribution from recent acquisitions.

Fleet Fueling

The fleet fueling segment commenced operations on July 22, 2022; therefore, neither the three nor nine months ended September 30, 2022 reflects the operations of this segment for the entirety of such period, which affects period-over-period comparability.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
	(in thousands)
Fuel gallons sold – proprietary cardlock locations	34,277	26,064	97,710	26,064
Fuel gallons sold – third-party cardlock locations	2,985	1,297	6,631	1,297
Fuel margin, cents per gallon[1] – proprietary cardlock locations	39.4	41.8	42.5	41.8
Fuel margin, cents per gallon[1] – third-party cardlock locations	26.6	4.8	14.6	4.8

[1] Calculated as fuel revenue less fuel costs divided by fuel gallons sold; excludes the estimated fixed fee charged by GPMP to sites in the fleet fueling segment.

The table below shows financial information and certain key metrics of recent acquisitions in the Fleet Fueling Segment that do not have (or have only partial) comparable information for the prior periods.

	For the Three Months Ended September 30, 2023			For the Nine Months Ended September 30, 2023
	Quarles [1]	WTG [2]	Total	Quarles [1]	WTG [2]	Total
	(in thousands)
Date of Acquisition:	Jul 22, 2022	Jun 6, 2023		Jul 22, 2022	Jun 6, 2023
Revenues:
Fuel revenue	$127,305	$18,191	$145,496	$370,785	$23,351	$394,136
Other revenues, net	1,309	1,266	2,575	3,900	1,302	5,202
Total revenues	128,614	19,457	148,071	374,685	24,653	399,338
Operating expenses:
Fuel costs	117,228	15,809	133,037	336,522	20,181	356,703
Store operating expenses	5,255	951	6,206	14,960	1,079	16,039
Total operating expenses	122,483	16,760	139,243	351,482	21,260	372,742
Operating income	$6,131	$2,697	$8,828	$23,203	$3,393	$26,596
Fuel gallons sold	32,522	4,740	37,262	98,136	6,205	104,341

[1] Includes only the fleet fueling business acquired in the Quarles acquisition.

[2] Includes only the fleet fueling business acquired in the WTG acquisition.

The Company recognized strong cash flow from the fleet fueling segment during the third quarter of 2023. Fuel profitability (excluding intercompany charges by GPMP) increased by $3.3 million compared to the prior year quarter, and was approximately $14.3 million for the quarter.

Store Operating Expenses

For the third quarter of 2023, convenience store operating expenses increased $30.2 million, or 17.2% as compared to the prior year period, primarily due to $34.4 million of expenses related to recent acquisitions, partially offset by a decrease of $1.7 million in expenses at same stores, mainly driven by lower credit card fees. Same store personnel expenses were similar to the prior year period, increasing by only $0.1 million, or 0.1%, as the Company has continued to appropriately balance labor expenses and providing superior customer service. The total increase in store operating expenses was partially offset by underperforming retail stores that the Company closed or converted to dealer locations.

Long-Term Growth Strategy Updates

Food and Beverage

On October 3, 2023, the Company announced that GPM expanded its leadership team and named Richard Guidry in the newly created role of Senior Vice President of Food Service. This expansion tracks the Company’s commitment to growing its food service offering.

Acquisitions and M&A

The Company is currently well-positioned to continue executing its long-term growth strategy with a deep pipeline of potential acquisition opportunities and the liquidity to pursue deals. ARKO believes its successful track record of making disciplined and accretive acquisitions will continue to enhance value for stockholders. On May 2, 2023, the Company amended its program agreement (the “Program Agreement”) with affiliates of Oak Street, a division of Blue Owl Capital (“Oak Street”). This amendment extended the term of the Program Agreement and provides for an aggregate up to $1.5 billion of capacity, almost all of which is currently available to the Company through September 30, 2024.

Liquidity

As of September 30, 2023, the Company’s total liquidity was approximately $827 million, consisting of cash and cash equivalents of approximately $204 million and approximately $623 million of availability under lines of credit. Outstanding debt was $828 million, resulting in net debt, excluding financing leases, of approximately $624 million. Capital expenditures were approximately $25.6 million for the quarter.

Sustainability Report

On September 5, 2023, ARKO published its 2022 Sustainability Report, highlighting information about its Environmental, Social and Governance priorities. This report shows the progress the Company has made since publishing its first report, covering the year ended December 31, 2021, in 2022. To read the 2022 Sustainability Report, visit this link: https://www.arkocorp.com/company-information/responsibility.

Quarterly Dividend and Share Repurchase Program

The Company’s ability to return cash to its stockholders through its cash dividend program and share repurchase program is consistent with its capital allocation framework and reflects the Company’s confidence in the strength of its cash generation ability and financial position.

The Company’s Board of Directors declared a quarterly dividend of $0.03 per share of common stock, to be paid on December 1, 2023, to stockholders of record as of November 17, 2023.

During the quarter, the Company repurchased approximately 1.5 million shares of common stock under the repurchase program for approximately $11.6 million, or an average share price of $7.53. There was approximately $37 million remaining under the expanded share repurchase program as of September 30, 2023.

Company-Operated Retail Store Count and Segment Update

The following tables present certain information regarding changes in the retail, wholesale and fleet fueling segments for the periods presented:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Retail Segment	2023	2022	2023	2022
Number of sites at beginning of period	1,547	1,388	1,404	1,406
Acquired sites	7	—	166	—
Newly opened or reopened sites	1	—	4	—
Company-controlled sites converted to
consignment or fuel supply locations, net	(2)	(2)	(13)	(9)
Closed, relocated or divested sites	(1)	(3)	(9)	(14)
Number of sites at end of period	1,552	1,383	1,552	1,383

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Wholesale Segment [1]	2023	2022	2023	2022
Number of sites at beginning of period	1,824	1,620	1,674	1,628
Acquired sites	—	46	190	46
Newly opened or reopened sites [2]	34	20	58	60
Consignment or fuel supply locations
converted from Company-controlled sites, net	2	2	13	9
Closed, relocated or divested sites	(35)	(18)	(110)	(73)
Number of sites at end of period	1,825	1,670	1,825	1,670

[1] Excludes bulk and spot purchasers.
[2] Includes all signed fuel supply agreements irrespective of fuel distribution commencement date.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Fleet Fueling Segment	2023	2022	2023	2022
Number of sites at beginning of period	293	—	183	—
Acquired sites	—	184	111	184
Newly opened or reopened sites	4	—	4	—
Closed, relocated or divested sites	(2)	(1)	(3)	(1)
Number of sites at end of period	295	183	295	183

Conference Call and Webcast Details

The Company will host a conference call to discuss these results at 10:00 a.m. Eastern Time on November 7, 2023. Investors and analysts interested in participating in the live call can dial 877-605-1792 or 201-689-8728.

A simultaneous, live webcast will also be available on the Investor Relations section of the Company’s website at https://www.arkocorp.com/news-events/ir-calendar. The webcast will be archived for 30 days.

About ARKO Corp.

ARKO Corp. (Nasdaq: ARKO) is a Fortune 500 company that owns 100% of GPM Investments, LLC and is one of the largest operators of convenience stores and wholesalers of fuel in the United States. Based in Richmond, VA, we operate A Family of Community Brands that offer delicious, prepared foods, beer, snacks, candy, hot and cold beverages, and multiple popular quick serve restaurant brands. Our high value fas REWARDS® loyalty program offers exclusive savings on merchandise and gas. We operate in four reportable segments: retail, which includes convenience stores selling merchandise and fuel products to retail customers; wholesale, which supplies fuel to independent dealers and consignment agents; GPM Petroleum, which sells and supplies fuel to our retail and wholesale sites and charges a fixed fee, primarily to our fleet fueling sites; and fleet fueling, which includes the operation of proprietary and third-party cardlock locations, and issuance of proprietary fuel cards that provide customers access to a nationwide network of fueling sites. To learn more about GPM stores, visit: www.gpminvestments.com. To learn more about ARKO, visit: www.arkocorp.com.

Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, the Company’s expected financial and operational results and the related assumptions underlying its expected results. These forward-looking statements are distinguished by use of words such as “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things, changes in economic, business and market conditions; the Company’s ability to maintain the listing of its common stock and warrants on the Nasdaq Stock Market; changes in its strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; expansion plans and opportunities; changes in the markets in which it competes; changes in applicable laws or regulations, including those relating to environmental matters; market conditions and global and economic factors beyond its control; and the outcome of any known or unknown litigation and regulatory proceedings. Detailed information about these factors and additional important factors can be found in the documents that the Company files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. The Company does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.

Use of Non-GAAP Measures

The Company discloses certain measures on a “same store basis,” which is a non-GAAP measure. Information disclosed on a “same store basis” excludes the results of any store that is not a “same store” for the applicable period. A store is considered a same store beginning in the first quarter in which the store had a full quarter of activity in the prior year. The Company believes that this information provides greater comparability regarding its ongoing operating performance. Neither this measure nor those described below should be considered an alternative to measurements presented in accordance with generally accepted accounting principles in the United States (“GAAP”).

The Company defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding the gain or loss on disposal of assets, impairment charges, acquisition costs, other non-cash items, and other unusual or non-recurring charges. Each of EBITDA and Adjusted EBITDA is a non-GAAP financial measure.

The Company uses EBITDA and Adjusted EBITDA for operational and financial decision-making and believe these measures are useful in evaluating its performance because they eliminate certain items that it does not consider indicators of its operating performance. EBITDA and Adjusted EBITDA are also used by many of its investors, securities analysts, and other interested parties in evaluating its operational and financial performance across reporting periods. The Company believes that the presentation of EBITDA and Adjusted EBITDA provides useful information to investors by allowing an understanding of key measures that it uses internally for operational decision-making, budgeting, evaluating acquisition targets, and assessing its operating performance.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be considered as a substitute for net income or any other financial measure presented in accordance with GAAP. These measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of its results as reported under GAAP. The Company strongly encourages investors to review its financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, same store measures, EBITDA and Adjusted EBITDA, as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company’s use of these non-GAAP financial measures with those used by other companies.

Investor and Media Contact

Ross Parman

ARKO Corp.

investors@gpminvestments.com

	Condensed consolidated statements of operations

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
	(in thousands)
Revenues:
Fuel revenue	$2,086,392	$1,979,574	$5,705,156	$5,648,954
Merchandise revenue	506,425	445,822	1,391,274	1,244,558
Other revenues, net	29,237	24,251	83,141	69,209
Total revenues	2,622,054	2,449,647	7,179,571	6,962,721
Operating expenses:
Fuel costs	1,923,869	1,824,437	5,262,854	5,250,105
Merchandise costs	345,699	306,930	952,925	866,110
Store operating expenses	226,698	189,582	637,383	534,197
General and administrative expenses	44,116	35,954	127,192	100,695
Depreciation and amortization	33,713	26,061	94,949	75,050
Total operating expenses	2,574,095	2,382,964	7,075,303	6,826,157
Other expenses, net	3,885	951	11,561	3,269
Operating income	44,074	65,732	92,707	133,295
Interest and other financial income	9,371	2,676	18,897	2,509
Interest and other financial expenses	(23,950)	(22,472)	(67,238)	(45,619)
Income before income taxes	29,495	45,936	44,366	90,185
Income tax expense	(7,993)	(20,898)	(10,849)	(31,060)
Loss from equity investment	(14)	(44)	(77)	(7)
Net income	$21,488	$24,994	$33,440	$59,118
Less: Net income attributable to non-controlling interests	48	51	149	182
Net income attributable to ARKO Corp.	$21,440	$24,943	$33,291	$58,936
Series A redeemable preferred stock dividends	(1,449)	(1,449)	(4,301)	(4,301)
Net income attributable to common shareholders	$19,991	$23,494	$28,990	$54,635
Net income per share attributable to common shareholders - basic	$0.17	$0.20	$0.24	$0.45
Net income per share attributable to common shareholders - diluted	$0.17	$0.17	$0.24	$0.43
Weighted average shares outstanding:
Basic	118,389	120,074	119,505	121,950
Diluted	120,292	130,388	120,602	123,527

	Condensed consolidated balance sheets

	September 30, 2023	December 31, 2022
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$204,237	$298,529
Restricted cash	16,203	18,240
Short-term investments	3,375	2,400
Trade receivables, net	179,529	118,140
Inventory	266,061	221,951
Other current assets	116,835	87,873
Total current assets	786,240	747,133
Non-current assets:
Property and equipment, net	760,391	645,809
Right-of-use assets under operating leases	1,408,208	1,203,188
Right-of-use assets under financing leases, net	179,490	182,113
Goodwill	278,261	217,297
Intangible assets, net	212,807	197,123
Equity investment	2,847	2,924
Deferred tax asset	47,107	22,728
Other non-current assets	44,433	36,855
Total assets	$3,719,784	$3,255,170
Liabilities
Current liabilities:
Long-term debt, current portion	$15,947	$11,944
Accounts payable	249,406	217,370
Other current liabilities	187,943	154,097
Operating leases, current portion	65,433	57,563
Financing leases, current portion	9,213	5,457
Total current liabilities	527,942	446,431
Non-current liabilities:
Long-term debt, net	812,166	740,043
Asset retirement obligation	80,442	64,909
Operating leases	1,414,609	1,218,045
Financing leases	228,424	225,907
Other non-current liabilities	269,401	178,945
Total liabilities	3,332,984	2,874,280

Series A redeemable preferred stock	100,000	100,000

Shareholders' equity:
Common stock	12	12
Treasury stock	(65,554)	(40,042)
Additional paid-in capital	243,271	229,995
Accumulated other comprehensive income	9,119	9,119
Retained earnings	99,965	81,750
Total shareholders' equity	286,813	280,834
Non-controlling interest	(13)	56
Total equity	286,800	280,890
Total liabilities, redeemable preferred stock and equity	$3,719,784	$3,255,170

	Condensed consolidated statements of cash flows

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
	(in thousands)
Cash flows from operating activities:
Net income	$21,488	$24,994	$33,440	$59,118
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,713	26,061	94,949	75,050
Deferred income taxes	10,087	18,057	(4,028)	20,728
Loss on disposal of assets and impairment charges	2,265	1,418	5,543	3,389
Foreign currency loss	72	13	130	241
Amortization of deferred financing costs and debt discount	644	632	1,857	1,894
Amortization of deferred income	(2,373)	(1,977)	(6,302)	(7,269)
Accretion of asset retirement obligation	572	430	1,690	1,259
Non-cash rent	3,860	1,977	10,418	5,714
Charges to allowance for credit losses	448	122	1,021	473
Loss from equity investment	14	44	77	7
Share-based compensation	4,614	3,145	13,238	9,027
Fair value adjustment of financial assets and liabilities	(6,379)	2,742	(11,627)	(3,848)
Other operating activities, net	1,303	148	2,279	855
Changes in assets and liabilities:
Increase in trade receivables	(44,314)	(28,376)	(62,487)	(59,867)
(Increase) decrease in inventory	(9,178)	21,377	(17,386)	(14,570)
Increase in other assets	(17,464)	(14,974)	(28,429)	(7,367)
Increase (decrease) in accounts payable	15,087	(8,914)	29,667	37,493
Increase in other current liabilities	16,643	18,955	8,992	7,631
(Decrease) increase in asset retirement obligation	—	(60)	46	(94)
Increase in non-current liabilities	1,719	1,787	5,719	9,899
Net cash provided by operating activities	32,821	67,601	78,807	139,763
Cash flows from investing activities:
Purchase of property and equipment	(25,565)	(27,734)	(75,603)	(72,902)
Purchase of intangible assets	(10)	(51)	(45)	(176)
Proceeds from sale of property and equipment	10,621	133,119	307,106	140,380
Business acquisitions, net of cash	(13,268)	(179,350)	(494,904)	(191,203)
Decrease in investments, net	—	31,825	—	58,934
Repayment of loans to equity investment	—	—	—	174
Net cash used in investing activities	(28,222)	(42,191)	(263,446)	(64,793)
Cash flows from financing activities:
Receipt of long-term debt, net	4,600	51,450	78,833	51,450
Repayment of debt	(6,006)	(36,279)	(16,517)	(42,372)
Principal payments on financing leases	(1,325)	(1,710)	(4,237)	(5,014)
Proceeds from sale-leaseback	—	—	80,397	—
Payment of Additional Consideration	—	—	—	(2,085)
Payment of Ares Put Option	—	—	(9,808)	—

Common stock repurchased	(11,636)	(4)	(25,199)	(40,042)
Dividends paid on common stock	(3,559)	(2,402)	(10,775)	(7,291)
Dividends paid on redeemable preferred stock	(1,449)	(1,449)	(4,301)	(4,301)
Distributions to non-controlling interests	—	(60)	—	(180)
Net cash (used in) provided by financing activities	(19,375)	9,546	88,393	(49,835)
Net (decrease) increase in cash and cash equivalents and restricted cash	(14,776)	34,956	(96,246)	25,135
Effect of exchange rate on cash and cash equivalents and restricted cash	(62)	12	(83)	(109)
Cash and cash equivalents and restricted cash, beginning of period	235,278	262,601	316,769	272,543
Cash and cash equivalents and restricted cash, end of period	$220,440	$297,569	$220,440	$297,569

	Reconciliation of EBITDA and Adjusted EBITDA

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
	(in thousands)
Net income	$21,488	$24,994	$33,440	$59,118
Interest and other financing expenses, net	14,579	19,796	48,341	43,110
Income tax expense	7,993	20,898	10,849	31,060
Depreciation and amortization	33,713	26,061	94,949	75,050
EBITDA	77,773	91,749	187,579	208,338
Non-cash rent expense (a)	3,860	1,977	10,418	5,714
Acquisition costs (b)	1,127	1,673	7,980	3,177
Loss on disposal of assets and impairment charges (c)	2,265	1,418	5,543	3,389
Share-based compensation expense (d)	4,614	3,145	13,238	9,027
Loss from equity investment (e)	14	44	77	7
Adjustment to contingent consideration (f)	952	(1,550)	(672)	(2,076)
Internal entity realignment and streamlining (g)	—	408	—	408
Other (h)	558	604	726	637
Adjusted EBITDA	$91,163	$99,468	$224,889	$228,621

(a) Eliminates the non-cash portion of rent, which reflects the extent to which our GAAP rent expense recognized exceeds (or is less than) our cash rent payments. The GAAP rent expense adjustment can vary depending on the terms of our lease portfolio, which has been impacted by our recent acquisitions. For newer leases, our rent expense recognized typically exceeds our cash rent payments, while for more mature leases, rent expense recognized is typically less than our cash rent payments.

(b) Eliminates costs incurred that are directly attributable to business acquisitions and salaries of employees whose primary job function is to execute our acquisition strategy and facilitate integration of acquired operations.

(c) Eliminates the non-cash loss (gain) from the sale of property and equipment, the loss (gain) recognized upon the sale of related leased assets, and impairment charges on property and equipment and right-of-use assets related to closed and non-performing sites.

(d) Eliminates non-cash share-based compensation expense related to the equity incentive program in place to incentivize, retain, and motivate our employees, certain non-employees and members of the Board.

(e) Eliminates our share of loss attributable to our unconsolidated equity investment.

(f) Eliminates fair value adjustments to the contingent consideration owed to the seller for the 2020 acquisition of Empire.

(g) Eliminates non-recurring charges related to our internal entity realignment and streamlining.

(h) Eliminates other unusual or non-recurring items that we do not consider to be meaningful in assessing operating performance.